Chembio Launches U.S. Sales and Marketing Initiative

Chembio Now Marketing HIV 1/2 STAT-PAK® and DPP® HIV 1/2 Assays

MEDFORD, NY, June 4, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests and technology, today announced the launch of the Company's U.S. sales and marketing effort.  Effective today, the Company has initiated sales of its Chembio HIV 1/2 STAT-PAK® Assay and its corresponding HIV Rapid Test Control Pack, as well as the Company's proprietary DPP® HIV 1/2 Assay and corresponding DPP® HIV 1/2 Control Pack in the United States.  The Company has also assumed all customer and technical support for its Chembio-branded products in the U.S.

The Chembio HIV 1/2 STAT-PAK® Assay is FDA-approved and CLIA-waived and has been one of the leading diagnostics in the fight against HIV/AIDS since its market introduction in 2006. The ease of use, small (5 µL) specimen requirement, rapid and reliable results, long shelf life and room temperature storage make it uniquely suited for clinical and outreach settings, allowing immediate patient counseling and referral.

Chembio's DPP® HIV 1/2 Assay detects HIV antibodies in oral fluid or blood and uses our patented Dual Path Platform technology which offers excellent sensitivity and specificity. Its unique SampleTainer® specimen collection bottle is a safe, closed system for collecting potentially infectious samples. The Chembio DPP® HIV 1/2 Assay is FDA-approved and initial marketing of this product will be directed to CLIA moderately complex testing sites. We are working with the FDA concerning CLIA waiver for this product, and are submitting additional information needed for the FDA's further review of the application.

"We believe that Chembio has established a world-class sales and marketing organization," stated John Sperzel, Chembio's CEO. "I'm confident that our U.S. program will bring us closer to our customers and enable us to strengthen our position in the market. Our HIV 1/2 STAT-PAK® Assay is one of the most reliable and respected HIV diagnostics in the U.S., and we hope to leverage our reputation for quality and innovation as we introduce our proprietary Dual Path Platform (DPP®) diagnostics to the market."

The Chembio HIV 1/2 STAT-PAK® Assay, which was previously marketed in the U.S. exclusively as Clearview® HIV 1/2 STAT-PAK® Assay, has not undergone any changes in format or formulation. Both the HIV 1/2 STAT-PAK® Assay and the DPP® HIV 1/2 Assay will continue to be manufactured exclusively at Chembio's FDA-registered, cGMP compliant and ISO 13485 certified facility in Medford, NY.  For more information on any of the Chembio-branded products including the Chembio HIV 1/2 STAT-PAK® Assay, please contact our customer service team at 1.844.CHEMBIO or visit us at:  www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market.  Chembio markets its HIV 1/2 STAT-PAK® Assay to physicians and testing sites in the U.S. and through select distributor channel partners. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. by Alere, Inc.  Chembio also markets its HIV 1/2 STAT-PAK® and SURE CHECK® HIV 1/2 Assays internationally through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc.  For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com